Exhibit 99.1	NEWS RELEASE RARE ELEMENT RESOURCES LTD. TSX: RES & NYSE AMEX: REE August 24, 2011 Ref: 19-2011

Rare Element appoints Chief Financial Officer

Lakewood, Colorado - Rare Element Resources Ltd. (TSX: RES and NYSE-AMEX: REE) (the "Company") is pleased to announced that Mr. David Suleski, BBA, CPA, has been appointed as the Rare Element’s Chief Financial Officer as of August 22, 2011.

Mr. Suleski is a Certified Public Accountant and has held senior financial roles with operating mining companies with operations in the United States. His most recent position was the Vice President and Chief Financial Officer of Atna Resources Ltd., a TSX listed company with an operating gold mine and several advanced gold exploration projects. Prior to Atna, Mr. Suleski was the Vice President and Chief Financial Officer, Treasurer, and Corporate Secretary of Canyon Resources Ltd.

Mr. Suleski earned his CPA designation while working with the firms of Arthur Young and Company, and Coopers & Lybrand. Following that period, he spent 8 years with Cyprus Amax Mineral Company as Financial Analyst, Administrative Supervisor for the Pinos Altos copper/zinc mine in New Mexico, Supervisor of Metallurgical Accounting at the Miami Mining Complex, in Arizona, and Coordinator of External and Internal Reporting. He has held positions including Division Controller for Pulte Mortgage, Corporate Controller for Apex Silver Mines Corporation and Associate Banker for NM Rothschild & Sons (Denver) Incorporated. David has a BBA in Accounting from the University of Wisconsin - Whitewater and received his CPA in 1987.

Mark T. Brown, Director, led the search for Mr. Suleski and noted that “Rare Element is really pleased to have such a high calibre individual to coordinate the financial aspects of the Company as it transitions from an exploration company to a development company. David’s experience in mine development, mining operations, cross border regulatory issues, and his attention to detail in running a tight ship will be another strong asset for Rare Element as we move the company towards development of the Bear Lodge rare earths mine in Wyoming.”

Mr. Brown was the Chief Financial Officer of Rare Element since its inception in 1999, and remains a director of the Company. Mr. Brown’s role will continue with Rare Element as a director and his future activities with Rare Element will be focused on continuing to build shareholder value through effective financing and support and oversight of the development of the Company’s flagship rare earths project in Wyoming.

Option Grant

The Company has also granted 310,000 stock options at an exercise price of $8.49 per share with an expiry date of August 23, 2016 to certain officer, employees and consultant.

Rare Element Resources Ltd (TSX: RES & NYSE AMEX: REE) is a publicly traded mineral resource company focused on exploration and development of rare-earth elements and gold on the Bear Lodge property.

Rare-earth elements are key components of the green energy technologies and other high-technology applications. Some of the major applications include hybrid automobiles, plug-in electric automobiles, advanced wind turbines, computer hard drives, compact fluorescent lights, metal alloys, additives in ceramics and glass, petroleum cracking catalysts, and a number of critical military applications. China currently produces more than 95% of the 130,000 metric tonnes of rare-earths consumed annually worldwide, and China has been reducing its exports of rare earths each year. The rare-earth market is growing rapidly, and is projected to accelerate if the green technologies continue to be implemented on a broad scale.

ON BEHALF OF THE BOARD

Donald E. Ranta, PhD, PGeo, President & CEO

For information, refer to the Company’s website at www.rareelementresources.com or contact:

Mark T Brown, CFO, (604) 681-4236 mbrown@rareelementresources.com .

Donald E Ranta, (720) 278-2460 don@rareelementresources.com